Exhibit 99

For Immediate Release	Contact: Rick DeLisi
February 3, 2004	Director, Corporate Communications
Page 1 of 1	(703) 650-6019

Atlantic Coast Airlines Holdings, Inc.
Chairman and Chief Executive Officer to Present at
Goldman Sachs Transportation Conference

Dulles, VA, (February 3, 2004) — Atlantic Coast Airlines Holdings, Inc. (ACA) (Nasdaq/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the Goldman Sachs 19th Annual Transportation Conference being held in New York. The ACA/Independence Air presentation is scheduled to take place Wednesday, February 4, 2004 at approximately 3:35pm Eastern.

The sponsors are presenting a live audio-only web cast of the conference. It will be accessible through the web address:

http://www.wallstreetwebcasting.com/webcast/gs

Listeners should go to this site at least 15 minutes prior to the event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. For those unable to listen to the live broadcast, a replay will be available for at least 30 days by accessing the above address. There is no charge to access the event.

The slides that will accompany the ACA/Independence Air presentation will be available as a PowerPoint file in the “For Investors HOME” section of the Atlantic Coast Airlines corporate website:

www.atlanticcoast.com

Atlantic Coast Airlines currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. On July 28, 2003, the company announced plans to operate as Independence Air—a coast-to-coast low-fare airline based at Washington Dulles—once it ceases to operate as United Express.

The company has a fleet of 145 aircraft—including a total of 120 regional jets—and offers over 800 daily departures, serving 84 destinations. The company employs approximately 4,400 aviation professionals. For more information about Atlantic Coast Airlines Holdings, Inc., please visit our website at www.atlanticcoast.com. For more information about Independence Air, please visit our “preview” site at www.flyi.com.

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